Exhibit 99.1

AstroNova Completes Acquisition of

European Digital Printing Manufacturer Trojanlabel

WEST WARWICK, RI, February 2, 2017 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, has completed the previously announced acquisition by its wholly owned Danish subsidiary, ANI ApS, of Trojanlabel ApS, a European manufacturer of products including digital color label presses and specialty printing systems for a broad range of end markets. Excluding acquisition-related expenses, the acquisition is expected to be accretive to AstroNova’s earnings in the first 12 months of combined operation.

“This acquisition is an important strategic milestone for our Product Identification business,” said AstroNova President and CEO Gregory A. Woods. “Trojanlabel enhances our leadership in the digital color label printer market, expands our European manufacturing base and broadens our geographic footprint with a strong dealer network in Africa, Asia, Europe and the Middle East that complements our North American direct sales force.”

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated consumables that allow customers to mark, track and enhance the appearance of their products. Major brands include QuickLabel®, the industry leader in onsite digital color label printing. The Test and Measurement segment includes the T&M Product Group, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The Test and Measurement segment also includes a line of Aerospace Products such as printers, networking hardware and related accessories. These products are used in the aircraft flight deck to print flight plans, navigation information and performance data and in the aircraft cabin to print maintenance data, receipts and passenger manifests. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates, Inc.

(617) 542-5300

ALOT@investorrelations.com

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